EXHIBIT INDEX TO FORM N-SAR
                          OF MML SERIES INVESTMENT FUND
                      FOR THE PERIOD ENDED DECEMBER 31, 1997



Exhibit No.             Description


77B                  Accountant's report on internal control

COOPERS                                   COOPERS & LYBRAND L.L.P.
& LYBRAND                                 a professional services firm


                          REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Trustees and Shareholders of MML Series Investment Fund

In planning and performing our audit of the financial statements and financial highlights of each of the funds which comprise the MML Series Investment Fund for the year ended December 31, 1997, we considered its internal control, including controls over safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and financial highlights and to comply with the requirements of Form N-SAR, not to provide assurance on the internal control.

The management of the MML Series Investment Fund is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in internal control, errors or irregularities may occur and may not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of any specific internal control component does not reduce to a relatively low level the risk that errors or irregularities in amounts that would be material in relation to the financial statements and financial highlights being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control, including controls over safeguarding securities, that we consider to be material weaknesses, as defined above as of December 31, 1997.

This report is intended solely for the information and use of the Board of Trustees and management of the MML Series Investment Fund and the Securities and Exchange Commission.


COOPERS & LYBRAND L.L.P.


Springfield, Massachusetts
January 31, 1998

Coopers & Lybrand L.L.P is a member of Coopers & Lybrand International, a limited liability association incorporated in Switzerland